Exhibit 99.1

Media Inquiries:
Ron Sinclair	David Coburn
American Tire Distributors	Luquire George Andrews, Inc.
(704) 992-2000	(704) 552-6565
rsinclair@atd-us.com	coburn@lgapr.com

AMERICAN TIRE DISTRIBUTORS, INC. ANNOUNCES ACQUISITION

OF AM-PAC TIRE DIST. INC.

CHARLOTTE, N.C. (Dec. 19, 2008) – American Tire Distributors Inc. announced today that it has completed the acquisition of Am-Pac Tire Dist., Inc. This transaction is expected to significantly strengthen ATD’s market position and allow it to better serve America’s tire dealers with enhanced product offerings and a distribution network unsurpassed in the wholesale tire industry.

Prior to the acquisition, Am-Pac was a wholly owned subsidiary of Tokyo-based Itochu Corp., which purchased the assets of Aspen Enterprises Inc. and its Tire Pros assets in 1999. Am-Pac broadened its distribution reach with the acquisitions of Case Tire in Arizona, Tasco Distributing Ltd. in Texas, and Southern Rubber Co. in Alabama.

“By combining the resources of these two organizations, American Tire Distributors will be better positioned to service our customers,” said Richard P. “Dick” Johnson, Chairman and Chief Executive Officer of American Tire Distributors. “We will have an unmatched breadth and depth of product, a strong offering of dealer marketing programs, and a distribution network that is without equal in our industry. All of these attributes will make us a better distribution partner for our dealers.”

Significant geographic overlap between ATD and Am-Pac, combined with the companies’ complementary brand and product offerings, will significantly strengthen ATD’s position in markets it currently serves. In addition, the acquisition will allow ATD to expand its servicing area into St. Louis and western Texas.

“One of the most meaningful components of any company is its people,” said Mr. Johnson. “We have the highest regard for the quality and commitment of Am-Pac team members. We believe their commitment to customer service and program-based marketing strategy makes this acquisition a perfect strategic fit for American Tire Distributors.”

About American Tire Distributors

American Tire Distributors is one of the nation’s largest independent suppliers of tires to the replacement tire market. It operates 78 distribution centers servicing 36 states. The company focuses on helping tire and wheel retail dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products and value-added services. American Tire Distributors employs over 2,000 employees across its nationwide distribution center network, including 200 people in its Charlotte-area field support center, distribution center and regional hub.

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